                                                                      EXHIBIT 15


                        INDEPENDENT ACCOUNTANTS' CONSENT
                        --------------------------------


Image Entertainment, Inc.
Chatsworth, California

Gentlemen:

Re:  Registration Statement Nos. 33-43241, 33-55393 and 33-57336

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated February 1, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                            Very truly yours,

                                            /s/KPMG PEAT MARWICK LLP

Los Angeles, California
February 9, 1996